COCA-COLA ENTERPRISES INC.	NEWS RELEASE
CONTACT:	Scott Anthony - Investor Relations (770) 989-3105
Laura Asman - Media Relations (770) 989-3023

FOR IMMEDIATE RELEASE

COCA-COLA ENTERPRISES INC. COMPLETES HERB ACQUISITION,

ANNOUNCES NEW BOARD MEMBER

* Paula G. Rosput, President and CEO, AGL Resources Inc., elected to Board of Directors.

* Company to announce second quarter earnings Tuesday, July 17 and webcast conference call with analysts, investors at 9 a.m. (EDT).

ATLANTA, July 10, 2001 -- Coca-Cola Enterprises today announced it has completed the acquisition of Hondo Incorporated and Herbco Enterprises, Inc., collectively known as Herb Coca-Cola. The total value of the transaction (purchase price and acquired debt) was approximately $1.4 billion with 30 percent of the transaction funded with the issuance of 25 million shares of the Company's common stock and the remaining 70 percent funded through debt and assumed debt. The purchase price was comprised of $1.3 billion for the bottling operations and $100 million for the value of incremental tax benefits associated with the structure of the transaction.

Separately, the Company's Board of Directors elected Paula G. Rosput as a director. Ms. Rosput is president and chief executive officer of AGL Resources Inc. (AGLR), a leading regional energy servicing holding company in the Southeast. Ms. Rosput has held her current position since August 2000, and joined the company as president and chief operating officer of AGLR's subsidiary, Atlanta Gas Light Company in 1998. Prior to 1998, she was president and chief executive officer of Duke Energy North America.

"We are fortunate to have someone with the experience, energy, and expertise of Paula Rosput join our board," said Lowry F. Kline, Coca-Cola Enterprises vice chairman and chief executive officer. "We look forward to the fresh perspective and the strategic ideas she will bring to our Company." Coca-Cola Enterprises also announced that it will release its second quarter results the morning of Tuesday, July 17, and will broadcast via the Internet a conference call with investors and analysts at 9:00 a.m. (EDT).

The public can access the live webcast through the Company's website, www.cokecce.com. A replay of the conference call will be available through the site following the broadcast.

Coca-Cola Enterprises Inc. (NYSE: CCE) is the world's largest marketer, distributor, and producer of bottle and can liquid nonalcoholic refreshment. Coca-Cola Enterprises sells approximately 80 percent of The Coca-Cola Company's bottle and can volume in North America and is the sole licensed bottler for products of The Coca-Cola Company in Belgium, continental France, Great Britain, Luxembourg, Monaco, and the Netherlands.

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